EXHIBIT 99.1

THE STEAK N SHAKE COMPANY ANNOUNCES RESIGNATION

INDIANAPOLIS, July 11, 2008 /PRNewswire --- The Steak n Shake Company (NYSE: SNS) today announced that Jeffrey A. Blade, the Company's Interim President, Executive Vice President and Chief Financial and Administrative Officer, has notified the Company that he has decided to resign effective immediately to pursue other interests.

Mr. Kelley, Interim Chief Executive Officer, commented, “We want to thank Jeff for his contributions to Steak n Shake and his tireless work over the more than four years that he has been with the Company.  We wish him success in his new endeavors.”

About Steak n Shake
Steak n Shake is a full-service, casual dining restaurant serving a core menu of its famous STEAKBURGERTM sandwiches, thin 'n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest's order and served by friendly, well-trained associates. Steak n Shake restaurants feature full-service dining areas, counter service and drive-thru windows and most are open 24 hours a day, seven days a week.

Risks Associated with Forward-Looking Statements
Certain statements contained in this press release represent forward-looking statementswithin the meaning of the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures or other financial items, as well as assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as “anticipate,” “believe,” “expect,” “may” and other similar terminology. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, many beyond our control, including, but not limited to :the poor performance or closing of even a small number of restaurants; our ability to attract and retain guests; the ability of our franchisees to operate profitable restaurants; changes in guest preferences, tastes and dietary habits; minimum wage rates; the availability and cost of qualified personnel; fluctuations in food commodity prices and the availability of food commodities; harsh weather conditions; unfavorable publicity relating to food safety or food borne illness; our ability to comply with the restrictions and covenants to our debt agreements; our ability to renegotiate our debt agreements and refinance our current debt at similar rates; our ability to comply with existing and future governmental regulations; our ability to adequately protect our trademarks, service marks and other components of our brand; and other risks identified in the periodic reports we file with the Securities and Exchange Commission.  Additional risks and uncertainties not currently known to us or that are currently deemed immaterial may also become important factors that may harm our business, financial condition, results of operations or cash flows. We assume no obligation to update forward-looking statements except as required in our periodic reports.

Contact:	David C. Milne
Dave.milne@steaknshake.com
Vice President, General Counsel, Corporate Secretary